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                                                                    EXHIBIT 11.1

                                  BEST BUY CO., INC.
                                  ------------------

                     COMPUTATION OF NET EARNINGS PER COMMON SHARE
                     --------------------------------------------



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



                                                 March 1,       March 2,       February 25,
For the years ended:                              1997           1996              1995
                                                 -----          -----             -----

Earnings:
    Net earnings available
    to common shares                        $  1,748,000        $48,019,000    $57,651,000
                                            ------------        -----------    -----------

Shares:

    Weighted average common                   43,171,000         42,620,000     42,013,000
    shares outstanding

Adjustments:

    Assumed issuance of shares
    purchased under stock option plans           411,000          1,020,000      1,458,000
                                            ------------        -----------    -----------

   Total common equivalent shares             43,582,000         43,640,000     43,471,000
                                            ------------        -----------    -----------
                                            ------------        -----------    -----------

Earnings per share:

   Net earnings per common share            $        .04        $      1.10    $      1.33
                                            ------------        -----------    -----------
                                            ------------        -----------    -----------

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Note:  The computation of earnings per common share assuming full dilution is substantially the same as set forth above or is anti-dilutive.